  EXHIBIT 99.1

For further information contact
Bob F. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces New
Executive Vice President, Chief Operating Officer

Natchez, MS (April 30, 2009) — Callon Petroleum Company (NYSE: CPE) announced today that Steven B. Hinchman, 50, will join the company, effective June 1, 2009, as Executive Vice President and Chief Operating Officer.  After 29 years with Marathon Oil Corporation, Hinchman recently retired as Executive Vice President and a member of Marathon's Executive Committee.

“We are very excited to have someone of Steve's caliber join our management team,” Fred Callon, Chairman and CEO comments.  “With 29 years of diverse oil and gas industry experience, he brings the management and leadership skills to help lead the company’s strategic focus and growth in the coming years.”

Hinchman joined Marathon in 1980 after graduating from Pennsylvania State University with a Bachelor of Science Degree in Petroleum Engineering. He also holds a Master of Science Degree in Petroleum Engineering from Colorado School of Mines, which he earned in 1987. He joined Marathon as a field engineer and subsequently held a number of technical, staff and managerial positions of increasing responsibility in the company's domestic and international exploration and production organizations. Prior to being named Executive Vice President he served as Senior Vice President of Worldwide Production and as Senior Vice President of Production Operations.

He is a member of the board of directors of the American Petroleum Institute. He also serves as a Visiting Committee Member of the Petroleum Engineering Department of the Colorado School of Mines and as a member of the board of directors of the Sam Houston Council of the Boy Scouts of America. Additionally, Hinchman is a member of the Industrial and Professional Advisory Council of the Department of Energy and Geo-Environmental Engineering at Pennsylvania State University.  In 2005, he received the distinguished Penn State Alumni Fellow Award.

Hinchman and the company anticipate reaching a final employment agreement prior to June 1, 2009.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties primarily in the Gulf Coast region.  Callon’s properties and operations are geographically concentrated in Louisiana and the offshore waters of the Gulf of Mexico.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our ability to comply with the NYSE listing requirements in the future, and the opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in our businesses are set forth in our filings with the SEC. These risks and uncertainties include general economic conditions; the volatility of oil and natural gas prices; the uncertainty of estimates of oil and natural gas reserves; the availability and cost of seismic, drilling and other equipment; operating hazards inherent in the exploration for and production of oil and natural gas; difficulties encountered during the exploration for and production of oil and natural gas; weather conditions; and other factors listed in the reports filed by us with the SEC.  For additional information with respect to these and other factors, see our reports filed with the SEC. Our forward-looking statements speak only as of the date made, and we have no obligation to update these forward-looking statements.